Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

ViroPharma Incorporated:

We consent to the incorporation by reference in the registration statement on Form S-8 of ViroPharma Incorporated of our reports dated February 27, 2009, with respect to the consolidated balance sheets of ViroPharma Incorporated as of December 31, 2008 and 2007, and the related consolidated statements of operations, comprehensive income, stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2008 and the effectiveness of internal control over financial reporting as of December 31, 2008. Our report on the consolidated financial statements refers to the Company’s adoption of Statement of Financial Accounting Standards No. 157, “Fair Value Measurements” on January 1, 2008, Financial Accounting Standards Board Interpretation No. 48, “Accounting for Uncertainty in Income Taxes” on January 1, 2007, and Statement of Financial Accounting Standards No. 123R, “Share-Based Payment,” on January 1, 2006.

/s/ KPMG LLP

Short Hills, NJ

July 30, 2009